Exhibit 10.23

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is made and entered into by Matthew M. Mannelly (“Executive”) on the one hand, and Prestige Brands Holdings, Inc. (“Company”) on the other hand, as of the date of the last of the Parties’ signatures, below. For purposes of this Agreement, Executive and Company are collectively referred to as the “Parties.”

WHEREAS, Executive currently serves as Company’s Chief Executive Officer;

WHEREAS, Executive has decided to retire and to leave all positions with
Company; and

WHEREAS, it is the desire of Company and the Executive to set forth herein their mutual agreement with respect to all matters relating to the Executive’s retirement and resignation as an officer of Company, upon the terms set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that, in consideration of the payments, covenants, and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, Executive and Company agree as follows:
1.    Retirement.

It is understood and agreed that, effective as of June 1, 2015 (the “Retirement Date”), Executive shall retire from employment with Company as its Chief Executive Officer. Company and Executive hereby confirm, effective as of the Retirement Date, the termination of Executive from all other positions with Company. Executive also hereby resigns from his position as a director and/or officer of each subsidiary of Company for which he was a member of the Board of Directors and/or an officer. From and after the Retirement Date, the respective rights and obligations of the parties shall be governed by the terms of this Agreement.

The Parties agree that, effective as of the Retirement Date, the Employment Agreement between the Parties, dated as of September 2, 2009 (the “Employment Agreement”) shall terminate, except that Sections 9 and 10 of the Employment Agreement, as well as any other provisions of the Employment Agreement necessary to interpret Sections 9 and 10 thereof, will remain in full force and effect for the term specified therein.

2.    Retirement Benefits.

Subject to the terms and conditions of this Agreement, and in consideration of Executive’s general release and the other promises contained in the General Release

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Exhibit 10.23

attached hereto as Exhibit A, Company agrees to pay or provide the following payments and benefits to Executive:
(a)    Fiscal 2015 Bonus. Company shall pay to Executive pursuant to Company’s annual cash incentive plan for fiscal year 2015 a bonus to be calculated as follows:  (i) (A) Executive’s base salary as of the Retirement Date, (B) multiplied by Company’s actual performance under applicable financial metrics as determined by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Company for participants in the plan generally, (C) multiplied by 120%, plus (ii) the incremental bonus payable related to the acquisition of Insight Pharmaceuticals as determined by the Compensation Committee for participants in the plan generally (the “Fiscal 2015 Bonus”).  The Fiscal 2015 Bonus shall be payable to Executive at the same time as bonuses are paid to other participants in the plan for fiscal year 2015, less applicable withholding for taxes and any other items as to which a withholding obligation may exist.

(b)    Group Health Insurance Benefit. If Executive timely elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then (i) commencing on the Retirement Date and ceasing on the last day of the continuation period contemplated under Code Section 4980B (the “COBRA Continuation Period”), Employee shall continue to pay an amount equal to the portion of the premium that he paid immediately prior to the Retirement Date (the “Original Employee Portion”) and Company shall pay to, or on behalf of, Executive monthly an amount equal to the remaining portion of the premium due to the insurer for Executive’s coverage for himself and his eligible dependents (the “Premium Subsidy Amount”) for substantially the same type and level of group health plan coverage received by Executive and his eligible dependents immediately prior to the Retirement Date; and (ii) commencing on the last day of the COBRA Continuation Period and ceasing on the date that is the fifth (5th) anniversary of the Retirement Date (the “Post-COBRA Continuation Period”), Employee shall pay the Original Employee Portion and Company shall pay to, or on behalf of, Executive the Premium Subsidy Amount, except that such coverage may be provided, in the discretion of Company, under a group medical plan maintained by Company for the benefit of its employees or under an individual policy of insurance purchased by Executive and approved by Company; provided, however, that, in either case, such coverage will be of substantially the same type and level of health plan coverage received by Executive and his eligible dependents immediately prior to the Retirement Date. During the COBRA Continuation Period and the Post-COBRA Continuation Period, the Premium Subsidy Amount shall be treated as a non-taxable reimbursement of post-retirement medical premiums pursuant to Section 106 of the Code, to the extent allowable under the applicable rules and regulations of the Code or any other applicable law. The Company’s payment of the Premium Subsidy Amount, if any,

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shall end upon the earlier of (x) completion of the Post-COBRA Continuation Period, or (y) such date as Executive fails to timely pay his portion of the required premium resulting in a loss of coverage. During the COBRA Continuation Period and the Post-COBRA Continuation Period (i) the benefits provided in any one calendar year shall not affect the amount of benefits provided in any other calendar year (other than the effect of any overall coverage benefits under the applicable plans); (ii) the reimbursement of an eligible taxable expense shall be made as soon as practicable but not later than December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s rights shall not be subject to liquidation or exchange for another benefit. Nothing contained herein shall be deemed to require Company to maintain any type or level of coverage of group health plan, or to preclude the amendment, substitution, replacement or termination of any type or level of coverage of group health plan.

The benefit provided in this Paragraph 2(b) shall hereinafter be referred to as the “Health Insurance Benefit.” Notwithstanding anything in this Agreement to the contrary, Company shall be obligated to provide the Health Insurance Benefit to Executive only if Executive fully complies with the obligations set forth in Sections 9 and 10 of the Employment Agreement.

(c)    Treatment of Outstanding Equity Awards.

(i)    As of the Retirement Date, Executive holds an aggregate of 154,932 nonqualified stock options to acquire shares of Company’s common stock, 100,286 of which are vested as of the Retirement Date (the “Vested Options”) and 54,646 of which are unvested as of the Retirement Date (the “Unvested Options” and, together with the Vested Options, the “Outstanding Options”), all of which have been granted under Company’s 2005 Long-Term Incentive Plan (the “2005 Plan”). Notwithstanding anything in the 2005 Plan or applicable award agreement to the contrary, the Unvested Options shall become fully vested and exercisable on the first day on which the New York Stock Exchange is open for trading following the expiration of the revocation period specified by Section 2 of the General Release attached hereto as Exhibit A (the “Vesting Date”). The Outstanding Options shall remain exercisable pursuant to the terms and conditions of the applicable award agreement. For the avoidance of doubt, pursuant to the 2005 Plan, Executive’s Outstanding Options shall remain exercisable for, and shall otherwise terminate on August 29, 2015 at 5:00 p.m. Eastern Standard Time (which is 90 days after the Retirement Date) (the “Lapse Period”); provided that Executive does not engage in Competition (as defined in the 2005 Plan) during the Lapse Period.

(ii)    As of the Retirement Date, Executive holds an aggregate of 24,706 unvested restricted stock units (“Outstanding RSUs”), all of which have been granted under the 2005 Plan. Notwithstanding anything in the

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2005 Plan or applicable award agreement to the contrary, the Outstanding RSUs shall become fully vested as of Vesting Date, and shares of Company common stock underlying such Outstanding RSUs shall be delivered to Executive on the Vesting Date.

The benefits provided in subsections (i) and (ii) of this Paragraph 2(c) shall hereinafter be referred to collectively as the “Equity Award Benefit.” A schedule containing Executive’s Outstanding Options and Outstanding RSUs is attached hereto as Exhibit B.

The Fiscal 2015 Bonus, Health Insurance Benefit and Equity Award Benefit provided shall be referred to in this Agreement collectively as the “Retirement Benefits.”

3.    General Release.

Notwithstanding anything in this Agreement to the contrary, Company shall be obligated to provide the Retirement Benefits to Executive only if on or after the Retirement Date and within twenty-one (21) days thereof Executive shall have executed the General Release attached hereto as Exhibit A and such General Release shall not have been revoked within any revocation period specified therein.

4.    Indemnification and Insurance.

Company will provide Executive indemnification to the maximum extent permitted by the Indemnification Agreement by and between the Parties, dated as of May 14, 2013, Delaware General Corporation Law and, subject to applicable law, the bylaws and certificate of incorporation of Company and its subsidiaries, including coverage, if applicable, under any directors and officers insurance policies maintained by Company.

5.    Entire Agreement and Severability.

This Agreement, together with the General Release attached hereto as Exhibit A, supersedes any and all prior negotiations or agreements between the Parties and contains the entire agreement between the Parties as to the subject matter hereof, except that Sections 9 and 10 of the Employment Agreement, as well as any other provisions of the Employment Agreement necessary to interpret Sections 9 and 10 thereof, will remain in full force and effect for the term specified therein. The Parties hereby acknowledge and agree that there have been no offers or inducements which have led to the execution of this Agreement other than as stated herein. Because this Agreement is the product of negotiations between both Parties, neither party may be considered the drafter of the Agreement and no ambiguity in any provision shall be construed against either party on account of that party being considered the drafter of that provision or of the Agreement. The Parties agree that all provisions of this Agreement are severable from one another and this Agreement may not be modified except by a written document signed by both parties expressly stating that it is intended as an amendment.

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6.    Choice of Law.

This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of law otherwise provided therein.

7.    Predecessors, Successors, and Assigns.

The Parties’ respective rights under this Agreement shall inure to the benefit of their predecessors, successors, assigns, heirs, and transferees.

8.    Internal Revenue Code Section 409A.

(a)    This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Company nor its directors, officers, employees or advisers, shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)    Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)    Each payment of termination benefits under this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

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(d)    Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder. The Company has determined that the Retirement Benefits are not Non-Exempt Deferred Compensation.

9.    Notices.

All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: Matthew M. Mannelly 52 Indian Waters Drive New Canaan, CT 06840	If to Company: Prestige Brands Holdings, Inc. 660 White Plains Rd Tarrytown, NY 10591 Attention: General Counsel

(Signatures on following page)

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and Company has caused these presents to be executed in its name on its behalf.

/s/ Matt M. Mannelly
MATTHEW M. MANNELLY

Date: April 21, 2015

PRESTIGE BRANDS HOLDINGS, INC.

By: /s/ Gary Costley

Title: Lead Director

Printed Name: Gary Costley

Date: April 21, 2015

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Exhibit A

General Release

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GENERAL RELEASE

This General Release (“Agreement”) is made and entered into by Matthew M. Mannelly (“Executive”) on the one hand, and Prestige Brands Holdings, Inc. (“Company”) on the other hand, as of the date of the last of the Parties’ signatures, below. For purposes of this Agreement, Executive and Company are collectively referred to as the “Parties.”

1.    Payments and Actions by Company.

In consideration of Executive’s retirement and general release and the other promises contained in this Agreement, Company has agreed to pay or provide the Retirement Benefits (as defined in the Retirement Agreement by and between Company and Executive dated April __, 2015 (the “Retirement Agreement”). Executive acknowledges the sufficiency of the Retirement Benefits as consideration for the general release provided herein and expressly agrees that no further act or payment is owed to Executive or to any of Executive’s attorneys, agents, or assigns by Company or any of its affiliates or any of their past and present officers, directors, shareholders, employees, volunteers, agents, parent corporations, predecessors, subsidiaries, affiliates, branches, insurers, benefit plans, estates, successors, assigns, or attorneys, other than the Company’s obligations (a) to provide Indemnification and Insurance as provided in Section 4 of the Retirement Agreement, (b) to pay all salary and wages, and provide all benefits accrued prior to the Retirement Date (as defined in the Retirement Agreement), including but not limited to benefits accrued under any employee benefit plan, and rights to reimbursement for expenses included prior to the Retirement Date to the extent provided by Company policies, and (c) with respect to the Vested Options (as defined in the Retirement Agreement) as set forth in the agreements evidencing such Vested Options (such payments and benefits, the “Accrued Benefits”).

2.    Release by Executive.

Executive, on behalf of Executive, Executive’s successors, and Executive’s assigns, now and forever unconditionally releases and discharges Company and all of its affiliates, including, without limitation, all of their past and present officers, directors, shareholders, employees, volunteers, agents, parent corporations, predecessors, subsidiaries, affiliates, branches, insurers, benefit plans, estates, successors, assigns, and attorneys (hereinafter collectively referred to as “Releasees”) from any and all claims, charges, actions, causes of action, sums of money due, attorneys’ fees, suits, debts, covenants, contracts, agreements, promises, demands, or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, which Executive ever had, now has, or might in the future have against any of the Releasees based upon facts occurring prior to the date of this Agreement.

Without limiting the generality of the foregoing, Executive acknowledges and covenants that, in consideration for the Retirement Benefits, Executive has knowingly

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waived any right or opportunity to assert any Claim which is in any way connected with any employment relationship, or the termination of any employment relationship, that existed between Company and Executive. Executive further understands and agrees that Executive has knowingly relinquished, waived, and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, commission payments, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses, and attorneys’ fees.

Executive specifically acknowledges and agrees that Executive has knowingly and voluntarily released Company and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., which Executive has or may have against any of the Releasees based upon facts occurring prior to the date of this Agreement, including but not limited to those claims that are in any way connected with any employment relationship, or the termination of any employment relationship, that existed between Company and Executive. Executive acknowledges and agrees that Executive is advised to consult with an attorney prior to executing this Agreement and that Executive has been given twenty-one (21) days to consider this Agreement prior to its execution. Executive also understands that Executive may revoke this Agreement at any time within seven (7) days following its execution. Executive understands, however, that this Agreement shall not become effective and that none of the Retirement Benefits shall be paid to Executive or on Executive’s behalf until after the expiration of the seven-day revocation period.

Notwithstanding the foregoing, nothing in this Agreement shall release Company from its obligations to provide the Retirement Benefits, Indemnification and Insurance as provided in Section 4 of the Retirement Agreement, and the Accrued Benefits.

3.    Protected Rights.

Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state, or local governmental agency or commission (“Government Agencies”).  Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on Executive’s behalf, or by any other individual.  However, based on Executive’s release of Claims set forth in Paragraph 2 of this Agreement, Executive understands that Executive is releasing all Claims that Executive may have, as well as Executive’s right to recover monetary damages or obtain other relief that is personal to Executive, in connection with any charge or complaint that may be filed with any Government Agencies relating to Executive’s employment with Company.

4.    Company Property.

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Executive agrees to return all documents, materials, equipment, keys, recordings, customer contact information, other customer-related information, sales information, workforce information, production information, computer data, and other material and information relating to Company or any of the other Releasees, or the business of Company or any of the other Releasees, and not to retain or provide to anyone else any copies, excerpts, transcripts, descriptions, portions, abstracts, or other representations thereof. By executing this Agreement, Executive warrants and agrees that Executive already has returned all such information and material to Company. Executive further represents and warrants that Executive has not provided any property belonging to Company or any of the other Releasees, including any documents, equipment, or other tangible property, but with the exception of non-confidential materials generally distributed by Company to customers or the general public, to any other person.

5.    Non-Assignment of Claims.

Executive acknowledges and warrants, understanding that the truth of said acknowledgment and warranty is material to the making of this Agreement, that Executive has not assigned or otherwise transferred any of the Claims released by Executive through this Agreement, and Executive hereby promises to indemnify and hold harmless the Releasees with respect to any damages, costs, or other injuries, including the payment of attorneys’ fees, which might arise through the assertion against one or more Releasees of any Claim released herein by Executive.

6.    Confidentiality.

Executive promises that Executive has not and will not disclose or publish, verbally, in writing, or otherwise, to any person or entity of any kind the negotiations leading up to the making of this Agreement, the amount of consideration passing pursuant to this Agreement, or any other term or condition of this Agreement prior to the date on which the Company files this agreement with the Securities and Exchange Commission; provided, however, that Executive may disclose the provisions of the Agreement prior to such date (a) to Executive’s spouse; (b) to Executive’s attorney, accountant, and financial advisor; (c) as required by order of a court of competent jurisdiction or as otherwise required by law; and (d) to the extent previously disclosed by Company to the public through a press release or filing with the Securities and Exchange Commission and/or New York Stock Exchange. If Executive finds it necessary to disclose the terms of this Agreement to Executive’s spouse, attorney, accountant, or tax advisor prior to such filing of disclosure, Executive agrees that Executive will inform such individuals of their obligation to maintain the confidentiality of the terms of the Agreement and their obligation not to disclose those terms to any third party and Executive will be responsible for any breach of confidentiality by such persons.

7.    Denial of Liability.

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It is understood and agreed by Executive that neither this Agreement itself, any of the payments or covenants described herein, nor anything else connected with this Agreement is to be construed as an admission of any liability whatsoever on the part of Company or any of the other Releasees, by whom liability is expressly denied.

8.    Knowing and Voluntary.

This Agreement is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by Company or any of the other Releasees as to the merits, legal liabilities, or value of any claims that Executive may have against Company or any of the other Releasees.

9.    Warranty Regarding Charges and Claims.

Executive represents and warrants, understanding that the truth of said representation and warranty is material to the making of this Agreement, that Executive has submitted or filed no charges, claims, or allegations with any administrative agency, court, or similar such body involving Company or any of the other Releasees. The Parties agree that, in the event of a violation of the representation and warranty set forth in this paragraph, Company shall have the right, but not the obligation, to declare this Agreement void and exercise all remedies otherwise available at law with respect to Executive, including requiring Executive to repay all monies paid to Executive under the terms of this Agreement.

10.    Choice of Law.

This Agreement shall be interpreted and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of law otherwise provided therein.

11.    Predecessors, Successors, and Assigns.

The Parties’ respective rights under this Agreement shall inure to the benefit of their predecessors, successors, assigns, heirs, and transferees.

13.    Acknowledgment.

Company hereby advises Executive to consult with an attorney or other advisor prior to executing this Agreement. Executive expressly acknowledges and agrees that Executive has read this Agreement carefully, that Executive has had ample opportunity to consult with an attorney, that Executive fully understands that the Agreement is final and binding, and that Executive has executed the Agreement voluntarily and without coercion, undue influence, threat, or intimidation of any kind whatsoever. Executive further acknowledges that this Agreement contains a release of potentially valuable claims, and that the only promises or representations

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Executive has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive also acknowledges and agrees that Executive has been offered at least twenty-one (21) days to consider this Agreement before signing, that Executive has not requested or been denied additional time to consider this Agreement, and that Executive is signing this Agreement voluntarily, with the full intent of releasing Company from all claims.

13.    Non-Revocation.

Executive acknowledges and agrees that this Agreement may not be revoked at any time after the expiration of the seven-day revocation period referenced in Paragraph 2 above. Executive agrees that, with the exception of an action to challenge Executive’s waiver of claims under the ADEA, should Executive ever attempt to revoke, rescind, void, or challenge this Agreement or if Executive ever attempts to make, assert, or prosecute any Claims released by Executive through this Agreement, Executive will as a condition precedent return to Company any and all Retirement Benefits paid by Company in connection with this Agreement, plus interest at the highest legal rate. Furthermore, with the exception of an action to challenge Executive’s waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Agreement, to obtain an order declaring this Agreement to be null and void, or in any action against Company or any other Releasee based upon a claim which is covered by the general release set forth herein, Executive shall pay to Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action. Nothing in this Agreement shall limit Company’s right to seek and obtain other remedies for breach of this Agreement.

14.     Entire Agreement and Severability.

This Agreement, together with the Retirement Agreement, supersedes any and all prior negotiations or agreements between the Parties and contains the entire agreement between the Parties as to the subject matter hereof, except that Sections 9 and 10 of the Employment Agreement between the Parties, dated as of September 2, 2009 (the “Employment Agreement”), as well as any other provisions of the Employment Agreement necessary to interpret Sections 9 and 10 thereof, will remain in full force and effect for the term specified therein. The Parties hereby acknowledge and agree that there have been no offers or inducements which have led to the execution of this Agreement other than as stated herein. Because this Agreement is the product of negotiations between both Parties, neither party may be considered the drafter of the Agreement and no ambiguity in any provision shall be construed against either party on account of that party being considered the drafter of that provision or of the Agreement. The Parties agree that all provisions of this Agreement, except the Release by Executive set forth in Paragraph 2 of this Agreement, are severable from one another and this Agreement may not be modified except by a written document signed by both parties expressly stating that it is intended as an amendment.

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15.    Non-Disparagement.

Executive acknowledges and agrees that, except as required by law or compelled through valid legal process, Executive will not make any derogatory or disparaging statements about Company (or any other Releasee) or its products, services, business, or employment practices, regardless of the truth or falsity of such statements Company acknowledges and agrees that it will instruct its executive officers and directors (identified as of the Retirement Date) that, except as required by law or compelled through valid legal process, they should not make any derogatory or disparaging statements about Executive, regardless of the truth or falsity of such statements.

This Paragraph 15 is not intended to in any way limit any of the Protected Rights contained in Paragraph 3 of this Agreement.

16.    Cooperation.

In consideration for the Retirement Benefits, Executive agrees to cooperate with and assist Company by providing information relevant to matters as to which Executive gained knowledge while employed by Company and/or its predecessors, including, without limitation, all matters involving litigation, and that, upon request and reasonable notice from Company, Executive will voluntarily, and without additional payment or requiring a subpoena or other process, meet with Company’s attorneys and other representatives, appear at hearings, depositions, trials, and other proceedings relating to such matters, and provide truthful written statements and testimony relating to such matters. Company shall reimburse Executive for all reasonable and necessary out-of-pocket expenses necessitated by Executive’s cooperation under this Paragraph 16. If Executive is entitled to be reimbursed for any expenses under this Paragraph 16, the amount reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s obligations under this Paragraph 16, and Executive’s rights to payment or reimbursement of expenses pursuant to this Paragraph 16, shall expire at the end of ten years after the Retirement Date and such rights shall not be subject to liquidation or exchange for another benefit.

(Signatures on following page)

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__________________________
MATTHEW M. MANNELLY

Date: _____________________

PRESTIGE BRANDS HOLDINGS, INC.

By:________________________

Title:_______________________

Printed Name: _______________

Date: ______________________

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Exhibit B

Option Awards

Grant Date	Exercise Price	# Granted	# Outstanding and Vested as of Retirement Date	# Outstanding and Unvested as of Retirement Date	# Subject to Accelerated Vesting as of Retirement Date	Exercise Period Ends *
05/12/14	33.50	59,008	19,670	39,338	39,338	08/29/15
05/14/13	29.94	23,946	15,964	7,982	7,982	08/29/15
08/06/12	15.66	21,978	14,652	7,326	7,326	08/29/15
09/22/09	7.16	1,125,000	50,000	-	-	08/29/15

*At 5:00 p.m. Eastern Standard Time.

Restricted Stock Unit Awards

Grant Date	# Granted	# Outstanding and Unvested as of Retirement Date	# Subject to Accelerated Vesting as of Retirement Date
05/12/14	14,030	14,030	14,030
05/14/13	5,567	5,567	5,567
08/06/12	5,109	5,109	5,109

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